UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 29, 2019

CRANE CO.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

1-1657	13-1952290
(Commission File Number)	(IRS Employer Identification No.)

100 First Stamford Place, Stamford, CT	06902
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (203) 363-7300
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

SECTION 2 – FINANCIAL INFORMATION

Item 2.02	Results of Operations and Financial Condition.
On April 29, 2019, Crane Co. (the “Company”) announced its results of operations for the quarter ended March 31, 2019. The related press release and quarterly financial data supplement is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information furnished under Item 2.02 of this Current Report on Form 8-K, including Exhibit 99.1, is not deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

SECTION 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Mr. Philip Lochner, who has been a member of the Board since 2006, retired from the Board as of the Annual Meeting on April 29, 2019.

Item 5.07	Submission of Matters to a Vote of Security Holders
The Annual Meeting of Shareholders was held on April 29, 2019. As of the close of business on February 28, 2019, the record date for the Annual Meeting, there were 59,882,003 shares of common stock entitled to vote, of which there were 55,133,540 shares present at the Annual Meeting in person or by proxy. At the Annual Meeting, stockholders voted on three matters: (1) the election of ten directors for a one-year term expiring at the 2020 Annual Meeting of Stockholders, (2) the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019, and (3) the approval, on an advisory basis, of the compensation paid to certain executive officers. The voting results were as follows:

1. The following ten Directors were elected to serve until the 2020 Annual Meeting of Stockholders.

Martin R. Benante
Votes for	49,867,500
Votes against	211,189
Abstained	122,048
Broker non-votes	5,062,650
Donald G. Cook
Votes for	49,793,137
Votes against	296,637
Abstained	110,963
Broker non-votes	5,062,650
Michael Dinkins
Votes for	49,947,563
Votes against	117,079
Abstained	136,095
Broker non-votes	5,062,650
R. S. Evans
Votes for	49,894,934
Votes against	183,005
Abstained	122,798
Broker non-votes	5,062,650
Ronald C. Lindsay
Votes for	49,971,647
Votes against	109,986
Abstained	119,104
Broker non-votes	5,062,650

Ellen McClain
Votes for	49,852,860
Votes against	242,796
Abstained	105,081
Broker non-votes	5,062,650
Charles G. McClure, Jr.
Votes for	49,917,321
Votes against	163,569
Abstained	119,847
Broker non-votes	5,062,650
Max H. Mitchell
Votes for	49,965,935
Votes against	138,421
Abstained	96,381
Broker non-votes	5,062,650
Jennifer M. Pollino
Votes for	49,863,017
Votes against	238,446
Abstained	98,664
Broker non-votes	5,062,650
Uncast	610
James L.L. Tullis
Votes for	49,494,059
Votes against	600,983
Abstained	105,695
Broker non-votes	5,062,650
A nominee for the Board of Directors in an uncontested election is elected if more votes are cast in favor of the nominee than are cast against the nominee by the holders of shares present in person or represented by proxy and entitled to vote at the meeting. Abstentions and broker non-votes are not treated as votes cast and therefore had no effect on the election of Directors.

2. The stockholders approved the selection of Deloitte & Touche LLP as independent auditors for the Company for 2019.

Votes for	54,133,688
Votes against	999,852
Abstained	129,847
Broker non-votes	—
Approval of this proposal required the affirmative vote of a majority of the votes cast by the holders of shares of common stock present in person or represented by proxy and entitled to vote at the meeting. Abstentions and broker non-votes are not treated as votes cast and therefore had no effect on this proposal.

3. The stockholders approved, on an advisory basis, the compensation of the named executive officers as disclosed in the Proxy Statement.

Votes for	48,750,287
Votes against	1,260,303
Abstained	190,147
Broker non-votes	5,062,650
Approval of this proposal required the affirmative vote of a majority of the votes cast by the holders of shares of common stock present in person or represented by proxy and entitled to vote at the meeting. Abstentions and broker non-votes are not treated as votes cast and therefore had no effect on this proposal.

SECTION 8 – OTHER EVENTS

Item 8.01	Other Events
Asbestos Liability
Information Regarding Claims and Costs in the Tort System
As of March 31, 2019, we were a defendant in cases filed in numerous state and federal courts alleging injury or death as a result of exposure to asbestos. Activity related to asbestos claims during the periods indicated was as follows:

	Three Months Ended		Year Ended
	March 31,		December 31,
	2019	2018	2018
Beginning claims	29,089	32,234	32,234
New claims	675	608	2,434
Settlements	(408)	(273)	(1,011)
Dismissals	(858)	(1,579)	(4,568)
Ending claims	28,498	30,990	29,089
Of the 28,498 pending claims as of March 31, 2019, approximately 18,000 claims were pending in New York, approximately 100 claims were pending in Texas, approximately 300 claims were pending in Mississippi, and approximately 200 claims were pending in Ohio, all jurisdictions in which legislation or judicial orders restrict the types of claims that can proceed to trial on the merits.
We have tried several cases resulting in defense verdicts by the jury or directed verdicts for the defense by the court. We further have pursued appeals of certain adverse jury verdicts that have resulted in reversals in favor of the defense.
On March 23, 2010, a Philadelphia, Pennsylvania, state court jury found us responsible for a 1/11th share of a $14.5 million verdict in the James Nelson claim. On February 23, 2011, the court entered judgment on the verdict in the amount of $4.0 million, jointly, against us and two other defendants, with additional interest in the amount of $0.01 million being assessed against us, only. All defendants, including us, and the plaintiffs took timely appeals of certain aspects of those judgments. On September 5, 2013, a panel of the Pennsylvania Superior Court, in a 2-1 decision, vacated the Nelson verdict against all defendants, reversing and remanding for a new trial. Plaintiffs requested a rehearing in the Superior Court and by order dated November 18, 2013, the Superior Court vacated the panel opinion, and granted en banc reargument. On December 23, 2014, the Superior Court issued a second opinion reversing the jury verdict. Plaintiffs sought leave to appeal to the Pennsylvania Supreme Court, which defendants opposed. By order dated June 21, 2017, the Supreme Court of Pennsylvania denied plaintiffs’ petition for leave to appeal. The case was set for a new trial in April 2018. We settled the matter.  The settlement was reflected in the second quarter 2018 indemnity amount.
On February 25, 2013, a Philadelphia, Pennsylvania, state court jury found us responsible for a 1/10th share of a $2.5 million verdict in the Thomas Amato claim and a 1/5th share of a $2.3 million verdict in the Frank Vinciguerra claim, which were consolidated for trial. We filed post-trial motions requesting judgments in our favor notwithstanding the jury’s verdicts or new trials, and also requesting that settlement offsets be applied to reduce the judgment in accordance with Pennsylvania law. These motions were denied. We appealed, and on April 17, 2015, a panel of the Superior Court of Pennsylvania affirmed the trial court’s ruling. The Supreme Court of Pennsylvania accepted our petition for review and heard oral arguments on September 13, 2016. On November 22, 2016, the Court dismissed our appeal as improvidently granted. We paid the Vinciguerra judgment in the amount of $0.6 million in the fourth quarter 2016. We paid the Amato judgment, with interest, in the amount of $0.3 million in the second quarter of 2017.
On March 1, 2013, a New York City state court jury entered a $35 million verdict against us in the Ivo Peraica claim. We filed post-trial motions seeking to overturn the verdict, to grant a new trial, or to reduce the damages, which we argue was excessive under New York appellate case law governing awards for non-economic losses and further were subject to settlement offsets. After the trial court remitted the verdict to $18 million, but otherwise denied our post-trial motion, judgment was entered against us in the amount of $10.6 million (including interest). We appealed. We took a separate appeal of the trial court’s denial of our summary judgment motion. The Court consolidated the appeals, which were heard in the fourth quarter of 2014. In July 2016, we supplemented our briefing based on the New York Court of Appeals Dummitt/Suttner decision. On October 6, 2016, a panel of the Appellate Division, First Department, affirmed the rulings of the trial court on liability issues but further reduced the damages award to $4.25 million, which after settlement offsets was calculated to be $1.94 million. Plaintiff had the option of accepting the reduced amount or having a new trial on damages. We filed a motion with the Appellate Division requesting a rehearing on liability issues. The motion was denied. The New York Court of Appeals also denied review. We paid the Peraica judgment in the amount of $2.7 million in the first quarter of 2017.
On September 17, 2013, a Fort Lauderdale, Florida state court jury in the Richard DeLisle claim found us responsible for 16% of an $8 million verdict. The trial court denied all parties’ post-trial motions, and entered judgment against us in the amount of $1.3 million. We appealed and oral argument on the appeal took place on February 16, 2016. On September 14, 2016, a panel of the Florida Court of Appeals reversed and entered judgment in favor of us. Plaintiff filed with the Court of Appeals a motion for rehearing and/or certification of an appeal to the Florida Supreme Court, which the Court denied on November 9, 2016. Plaintiffs subsequently requested review by the Supreme Court of Florida. Plaintiffs' motion was granted on July 11, 2017. Oral argument took place on March 6, 2018. On October 15, 2018, the Supreme Court of Florida reversed and remanded with instructions to reinstate the trial court’s judgment. We paid the judgment on December 28, 2018.  That payment is reflected in the fourth quarter 2018 indemnity amount.
On June 16, 2014, a New York City state court jury entered a $15 million verdict against us in the Ivan Sweberg claim and a $10 million verdict against us in the Selwyn Hackshaw claim. The two claims were consolidated for trial. We filed post-trial motions seeking to overturn the verdicts, to grant new trials, or to reduce the damages, which were denied, except that the Court reduced the Sweberg award to $10 million, and reduced the Hackshaw award to $6 million. Judgments were entered in the amount of $5.3 million in Sweberg and $3.1 million in Hackshaw. We appealed. Oral argument on Sweberg took place on February 16, 2016, and oral argument on Hackshaw took place on March 9, 2016. On October 6, 2016, two panels of the Appellate Division, First Department, affirmed the rulings of the trial court on liability issues but further reduced the Sweberg damages award to $9.5 million and further reduced the Hackshaw damages award to $3 million, which after settlement offsets are calculated to be $4.73 million in Sweberg and $0 in Hackshaw. Plaintiffs were given the option of accepting the reduced awards or having new trials on damages. Plaintiffs subsequently brought an appeal in Hackshaw before the New York Court of Appeals, which the Court denied. We filed a motion with the Appellate Division requesting a rehearing on liability issues in Sweberg. That motion was denied. The New York Court of Appeals also denied review. We paid in the first quarter of 2017 the Sweberg plaintiffs $5.7 million, which was the amount owed under this judgment. No damages were owed in Hackshaw.
On July 2, 2015, a St. Louis, Missouri state court jury in the James Poage claim entered a $1.5 million verdict for compensatory damages against us. The jury also awarded exemplary damages against us in the amount of $10 million. We filed a motion seeking to reduce the verdict to account for the verdict set-offs. That motion was denied, and judgment was entered against us in the amount of $10.8 million. We initiated an appeal. Oral argument was held on December 13, 2016. In an opinion dated May 2, 2017, a Missouri Court of Appeals panel affirmed the judgment in all respects.  The Court of Appeals denied our motion to transfer the case to the Supreme Court of Missouri. We sought leave to appeal before the Supreme Court of Missouri, which denied that request. The Supreme Court of the United States denied further review on March 26, 2018. We settled the matter.  The settlement was reflected in the second quarter 2018 indemnity amount.
On February 9, 2016, a Philadelphia, Pennsylvania, federal court jury found us responsible for a 30% share of a $1.085 million verdict in the Valent Rabovsky claim. The court ordered briefing on the amount of the judgment. We argued, among other things, that settlement offsets reduce the award to plaintiff under Pennsylvania law. A further hearing was held April 26, 2016, after which the court denied our request and entered judgment in the amount of $0.4 million. We filed post-trial motions, which were denied in two decisions issued on August 26, 2016 and September 28, 2016. We pursued an appeal to the Third Circuit Court of Appeals, which was argued on June 12, 2017. On September 27, 2017, the Court entered an order asking the Supreme Court of Pennsylvania to decide one of the issues raised in our appeal. The Supreme Court of Pennsylvania accepted the request, and we settled the matter. The settlement was reflected in the fourth quarter 2017 indemnity amount.
On April 22, 2016, a Phoenix, Arizona federal court jury found us responsible for a 20% share of a $9 million verdict in the George Coulbourn claim, and further awarded exemplary damages against us in the amount of $5 million.  The jury also awarded compensatory and exemplary damages against the other defendant present at trial.  The court entered judgment against us in the amount of $6.8 million. We filed post-trial motions, which were denied on September 20, 2016. We pursued an appeal to the Ninth Circuit Court of Appeals which affirmed the judgment on March 29, 2018. We settled the matter.  The settlement was reflected in the second quarter 2018 indemnity amount.
On June 30, 2017, a New York City state court jury entered a $20 million verdict against us in the Geoffrey Anisansel claim. We settled the matter in August 2017. The settlement was reflected in the third quarter 2017 indemnity amount.
Such judgment amounts were not included in our incurred costs until all available appeals are exhausted and the final payment amount is determined.
The gross settlement and defense costs incurred (before insurance recoveries and tax effects) by us for the three-month periods ended March 31, 2019 and 2018 totaled $26.5 million and $14.8 million, respectively. In contrast to the recognition of settlement and defense costs, which reflect the current level of activity in the tort system, cash payments and receipts generally lag the tort system activity by several months or more, and may show some fluctuation from period to period. Cash payments of settlement amounts are not made until all releases and other required documentation are received by us, and reimbursements of both settlement amounts and defense costs by insurers may be uneven due to insurer payment practices, transitions from one insurance layer to the next excess layer and the payment terms of certain reimbursement agreements. Our total pre-tax payments for settlement and defense costs, net of funds received from insurers, for the three-month periods ended March 31, 2019 and 2018 totaled $9.7 million and $2.9 million, respectively. Detailed below are the comparable amounts for the periods indicated.

	Three Months Ended		Year Ended
(in millions)	March 31,		December 31,
	2019	2018	2018
Settlement / indemnity costs incurred (1)	$21.4	$8.3	$63.0
Defense costs incurred (1)	5.1	6.5	25.8
Total costs incurred	$26.5	$14.8	$88.8

Settlement / indemnity payments	$8.8	$4.6	$61.5
Defense payments	4.0	5.0	26.5
Insurance receipts	(3.1)	(6.7)	(24.1)
Pre-tax cash payments	$9.7	$2.9	$63.9
(1) Before insurance recoveries and tax effects.
The amounts shown for settlement and defense costs incurred, and cash payments, are not necessarily indicative of future period amounts, which may be higher or lower than those reported.
Cumulatively through March 31, 2019, we have resolved (by settlement or dismissal) approximately 137,000 claims. The related settlement cost incurred by us and our insurance carriers is approximately $620 million, for an average settlement cost per resolved claim of approximately $4,500. The average settlement cost per claim resolved during the years ended December 31, 2018, 2017 and 2016 was $11,300, $7,800, and $3,900, respectively. Because claims are sometimes dismissed in large groups, the average cost per resolved claim, as well as the number of open claims, can fluctuate significantly from period to period. In addition to large group dismissals, the nature of the disease and corresponding settlement amounts for each claim resolved will also drive changes from period to period in the average settlement cost per claim. Accordingly, the average cost per resolved claim is not considered in our periodic review of our estimated asbestos liability. For a discussion regarding the four most significant factors affecting the liability estimate, see “Effects on the Condensed Consolidated Financial Statements”.
Effects on the Condensed Consolidated Financial Statements
We have retained an independent actuarial firm to assist management in estimating our asbestos liability in the tort system. The actuarial consultants review information provided by us concerning claims filed, settled and dismissed, amounts paid in settlements and relevant claim information such as the nature of the asbestos-related disease asserted by the claimant, the jurisdiction where filed and the time lag from filing to disposition of the claim. The methodology used by the actuarial consultants to project future asbestos costs is based on our recent historical experience for claims filed, settled and dismissed during a base reference period. Our experience is then compared to estimates of the number of individuals likely to develop asbestos-related diseases determined based on widely used previously conducted epidemiological studies augmented with current data inputs. Those studies were undertaken in connection with national analyses of the population of workers believed to have been exposed to asbestos. Using that information, the actuarial consultants estimate the number of future claims that would be filed against us and estimates the aggregate settlement or indemnity costs that would be incurred to resolve both pending and future claims based upon the average settlement costs by disease during the reference period. This methodology has been accepted by numerous courts. After discussions with us, the actuarial consultants augment our liability estimate for the costs of defending asbestos claims in the tort system using a forecast from us which is based upon discussions with our defense counsel. Based on this information, the actuarial consultants compile an estimate of our asbestos liability for pending and future claims using a range of reference periods based on claim experience and covering claims expected to be filed through the indicated forecast period. The most significant factors affecting the liability estimate are (1) the number of new mesothelioma claims filed against us, (2) the average settlement costs for mesothelioma claims, (3) the percentage of mesothelioma claims dismissed against us and (4) the aggregate defense costs incurred by us. These factors are interdependent, and no one factor predominates in determining the liability estimate.
In our view, the forecast period used to provide the best estimate for asbestos claims and related liabilities and costs is a judgment based upon a number of trend factors, including the number and type of claims being filed each year; the jurisdictions where such claims are filed, and the effect of any legislation or judicial orders in such jurisdictions restricting the types of claims that can proceed to trial on the merits; and the likelihood of any comprehensive asbestos legislation at the federal level. In addition, the dynamics of asbestos litigation in the tort system have been significantly affected by the substantial number of companies that have filed for bankruptcy protection, thereby staying any asbestos claims against them until the conclusion of such proceedings, and the establishment of a number of post-bankruptcy trusts for asbestos claimants, which have been estimated to provide $36 billion for payments to current and future claimants. These trend factors have both positive and negative effects on the dynamics of asbestos litigation in the tort system and the related best estimate of our asbestos liability, and these effects do not move in a linear fashion but rather change over multi-year periods. Accordingly, management continues to monitor these trend factors over time and periodically assesses whether an alternative forecast period is appropriate.
Each quarter, the actuarial consultants compile an update based upon our experience in claims filed, settled and dismissed as well as average settlement costs by disease category (mesothelioma, lung cancer, other cancer, and non-malignant conditions including asbestosis). In addition to this claims experience, we also consider additional quantitative and qualitative factors such as the nature of the aging of pending claims, significant appellate rulings and legislative developments, and their respective effects on expected future settlement values. As part of this process, we also take into account trends in the tort system such as those enumerated above. Management considers all these factors in conjunction with the liability estimate of the actuarial consultants and determines whether a change in the estimate is warranted.
Liability Estimate. Effective as of December 31, 2016, we extended our estimate of the asbestos liability, including the costs of settlement or indemnity payments and defense costs relating to currently pending claims and future claims projected to be filed against us through the generally accepted end point of such claims in 2059. Our previous estimate was for asbestos claims filed or projected to be filed through 2021. Our estimate of the asbestos liability for pending and future claims through 2059 is based on the projected future asbestos costs resulting from our experience using a range of reference periods for claims filed, settled and dismissed. Based on this estimate, we recorded an additional liability of $227 million as of December 31, 2016. This action was based on several factors which contribute to our ability to reasonably estimate this liability through 2059. First, the number of mesothelioma claims (which, although constituting approximately 10% of our total pending asbestos claims, have consistently accounted for approximately 90% of our aggregate settlement and defense costs) being filed against us and associated settlement costs have stabilized. Second, there have been generally favorable developments in the trend of case law, which has been a contributing factor in stabilizing the asbestos claims activity and related settlement costs. Third, there have been significant actions taken by certain state legislatures and courts that have reduced the number and types of claims that can proceed to trial, which has been a significant factor in stabilizing the asbestos claims activity. Fourth, recent court decisions in certain jurisdictions have provided additional clarity regarding the nature of claims that may proceed to trial in those jurisdictions and greater predictability regarding future claim activity. Fifth, we have coverage-in-place agreements with almost all of our excess insurers, which enables us to project a stable relationship between settlement and defense costs paid by us and reimbursements from our insurers. Sixth, annual settlements with respect to groups of cases with certain plaintiff firms have helped to stabilize indemnity payments and defense costs. Taking these factors into account, we believe that we can reasonably estimate the asbestos liability for pending claims and future claims to be filed through 2059.
Management has made its best estimate of the costs through 2059. Through March 31, 2019, our actual experience during the updated reference period for mesothelioma claims filed and dismissed generally approximated the assumptions in our liability estimate. In addition to this claims experience, we considered additional quantitative and qualitative factors such as the nature of the aging of pending claims, significant appellate rulings and legislative developments, and their respective effects on expected future settlement values. Based on this evaluation, we determined that no change in the estimate was warranted for the period ended March 31, 2019.
A liability of $696 million was recorded as of December 31, 2016 to cover the estimated cost of asbestos claims now pending or subsequently asserted through 2059, of which approximately 80% is attributable to settlement and defense costs for future claims projected to be filed through 2059. The liability is reduced when cash payments are made in respect of settled claims and defense costs. The liability was $504 million as of March 31, 2019. It is not possible to forecast when cash payments related to the asbestos liability will be fully expended; however, it is expected such cash payments will continue for a number of years past 2059, due to the significant proportion of future claims included in the estimated asbestos liability and the lag time between the date a claim is filed and when it is resolved. None of these estimated costs have been discounted to present value due to the inability to reliably forecast the timing of payments. The current portion of the total estimated liability at March 31, 2019 was $66 million and represents our best estimate of total asbestos costs expected to be paid during the twelve-month period. Such amount is based upon the actuarial model together with our prior year payment experience for both settlement and defense costs.
Insurance Coverage and Receivables. Prior to 2005, a significant portion of our settlement and defense costs were paid by our primary insurers. With the exhaustion of that primary coverage, we began negotiations with our excess insurers to reimburse us for a portion of our settlement and/or defense costs as incurred. To date, we have entered into agreements providing for such reimbursements, known as “coverage-in-place”, with eleven of our excess insurer groups. Under such coverage-in-place agreements, an insurer’s policies remain in force and the insurer undertakes to provide coverage for our present and future asbestos claims on specified terms and conditions that address, among other things, the share of asbestos claims costs to be paid by the insurer, payment terms, claims handling procedures and the expiration of the insurer’s obligations. Similarly, under a variant of coverage-in-place, we have entered into an agreement with a group of insurers confirming the aggregate amount of available coverage under the subject policies and setting forth a schedule for future reimbursement payments to us based on aggregate indemnity and defense payments made. In addition, with ten of our excess insurer groups, we entered into agreements settling all asbestos and other coverage obligations for an agreed sum, totaling $82.5 million in aggregate. Reimbursements from insurers for past and ongoing settlement and defense costs allocable to their policies have been made in accordance with these coverage-in-place and other agreements. All of these agreements include provisions for mutual releases, indemnification of the insurer and, for coverage-in-place, claims handling procedures. With the agreements referenced above, we have concluded settlements with all but one of our solvent excess insurers whose policies are expected to respond to the aggregate costs included in the liability estimate. That insurer, which issued a single applicable policy, has been paying the shares of defense and indemnity costs we have allocated to it, subject to a reservation of rights. There are no pending legal proceedings between us and any insurer contesting our asbestos claims under our insurance policies.
In conjunction with developing the aggregate liability estimate referenced above, we also developed an estimate of probable insurance recoveries for our asbestos liabilities. In developing this estimate, we considered our coverage-in-place and other settlement agreements described above, as well as a number of additional factors. These additional factors include the financial viability of the insurance companies, the method by which losses will be allocated to the various insurance policies and the years covered by those policies, how settlement and defense costs will be covered by the insurance policies and interpretation of the effect on coverage of various policy terms and limits and their interrelationships. In addition, the timing and amount of reimbursements will vary because our insurance coverage for asbestos claims involves multiple insurers, with different policy terms and certain gaps in coverage. In addition to consulting with legal counsel on these insurance matters, we retained insurance consultants to assist management in the estimation of probable insurance recoveries based upon the aggregate liability estimate described above and assuming the continued viability of all solvent insurance carriers. Based upon the analysis of policy terms and other factors noted above by our legal counsel, and incorporating risk mitigation judgments by us where policy terms or other factors were not certain, our insurance consultants compiled a model indicating how our historical insurance policies would respond to varying levels of asbestos settlement and defense costs and the allocation of such costs between such insurers and us. Using the estimated liability as of December 31, 2016 (for claims filed or expected to be filed through 2059), the insurance consultant’s model forecasted that approximately 21% of the liability would be reimbursed by our insurers. While there are overall limits on the aggregate amount of insurance available to us with respect to asbestos claims, those overall limits were not reached by the total estimated liability currently recorded by us, and such overall limits did not influence us in our determination of the asset amount to record. The proportion of the asbestos liability that is allocated to certain insurance coverage years, however, exceeds the limits of available insurance in those years. We allocate to ourselves the amount of the asbestos liability (for claims filed or expected to be filed through 2059) that is in excess of available insurance coverage allocated to such years. An asset of $143 million was recorded as of December 31, 2016 representing the probable insurance reimbursement for such claims expected through 2059. The asset is reduced as reimbursements and other payments from insurers are received. The asset was $88 million as of March 31, 2019.
We review the aforementioned estimated reimbursement rate with our insurance consultants on a periodic basis in order to confirm overall consistency with our established reserves. The reviews encompass consideration of the performance of the insurers under coverage-in-place agreements and the effect of any additional lump-sum payments under other insurer agreements. Actual insurance reimbursements vary from period to period, and will decline over time, for the reasons cited above.
Uncertainties. Estimation of our ultimate exposure for asbestos-related claims is subject to significant uncertainties, as there are multiple variables that can affect the timing, severity and quantity of claims and the manner of their resolution. We caution that our estimated liability is based on assumptions with respect to future claims, settlement and defense costs based on past experience that may not prove reliable as predictors; the assumptions are interdependent and no single factor predominates in determining the liability estimate. A significant upward or downward trend in the number of claims filed, depending on the nature of the alleged injury, the jurisdiction where filed and the quality of the product identification, or a significant upward or downward trend in the costs of defending claims, could change the estimated liability, as would substantial adverse verdicts at trial that withstand appeal. A legislative solution, structured settlement transaction, or significant change in relevant case law could also change the estimated liability.
The same factors that affect developing estimates of probable settlement and defense costs for asbestos-related liabilities also affect estimates of the probable insurance reimbursements, as do a number of additional factors. These additional factors include the financial viability of the insurance companies, the method by which losses will be allocated to the various insurance policies and the years covered by those policies, how settlement and defense costs will be covered by the insurance policies and interpretation of the effect on coverage of various policy terms and limits and their interrelationships. In addition, due to the uncertainties inherent in litigation matters, no assurances can be given regarding the outcome of any litigation, if necessary, to enforce our rights under our insurance policies or settlement agreements.
Many uncertainties exist surrounding asbestos litigation, and we will continue to evaluate our estimated asbestos-related liability and corresponding estimated insurance reimbursement as well as the underlying assumptions and process used to derive these amounts. These uncertainties may result in our incurring future charges or increases to income to adjust the carrying value of recorded liabilities and assets, particularly if the number of claims and settlement and defense costs change significantly, or if there are significant developments in the trend of case law or court procedures, or if legislation or another alternative solution is implemented. Although the resolution of these claims will likely take many years, the effect on the results of operations, financial position and cash flow in any given period from a revision to these estimates could be material.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01	Financial Statements and Exhibits.

(a)	None

(b)	None

(c)	None

(d)	Exhibits

99.1	Earnings Press Release dated April 29, 2019 and Crane Co. Quarterly Financial Data Supplement for the quarter ended March 31, 2019

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRANE CO.

April 29, 2019

	By:	/s/ Richard A. Maue
Richard A. Maue
Senior Vice President and
Chief Financial Officer